Exhibit 99.1

www.nortel.com

FOR IMMEDIATE RELEASE:	March 12, 2010

For more information:

Jamie Moody

972-684-7167

moodyjam@nortel.com

Nortel Reports Financial Results for the Fourth Quarter and Full Year 2009

Financial Presentation

—	EMEA subsidiaries, and entities they control (Equity Investees), continue to be presented using the equity method of accounting
—	financial position and results of operations of the Equity Investees presented net on a single line in the balance sheet and statement of operations, respectively, versus being combined gross into each individual line item
—	ES, NGS and DiamondWare businesses sold in Q4 2009 presented as discontinued operations
—	CDMA business sold in Q4 2009 reported as continuing operations, as did not qualify for presentation as discontinued operations

Financial Results

—	Fourth quarter consolidated Revenues of $794 million, which excludes fourth quarter revenues of $367 million related to Equity Investees and $300 million related to discontinued operations
—	Fourth quarter SG&A and R&D expenses of $307 million
—	Excludes expenses of $128 million related to Equity Investees
—	Includes $26 million related to workforce and other cost reduction activities and pension curtailment losses that historically would have been recorded in special charges
—	Consolidated cash balance as of December 31, 2009 was $2.0 billion and excluded Equity Investees cash of $815 million and restricted cash of $1.93 billion related to divestiture proceeds. The cash balance reported as of September 30, 2009 was $1.81 billion and excluded Equity Investees cash of $798 million
—	Completed the divestiture of CDMA business to Ericsson in the fourth quarter and recorded a gain of $1.20 billion
—	Completed the divestiture of ES, NGS and DiamondWare businesses to Avaya in the fourth quarter and recorded a gain in discontinued operations of $756 million
—	Focus remains on maximizing value for stakeholders, including creditors, customers and employees

TORONTO—Nortel* Networks Corporation [OTC: NRTLQ] announced its results for the fourth quarter and full year 2009. Results were prepared in accordance with United States generally accepted accounting principles (GAAP) in U.S. dollars.

As previously announced on November 16, 2009, following discussions with the U.S. Securities and Exchange Commission (SEC), Nortel no longer combines the results of the Europe, Middle East and Africa (EMEA) subsidiaries, and entities they control (Equity Investees), with its consolidated results. Nortel has determined that, as of the Petition Date, it is appropriate to present its Equity Investees under the equity method of accounting based on the conclusion that Nortel exercises significant influence over those entities. The equity method of accounting results in the financial position and results of operations of the Equity Investees being presented net on a single line in the balance sheet and statement of operations, respectively, versus being combined gross into each individual line item. The comparative periods have not been recast for this change in presentation. As a result, analysis using the comparative periods may be difficult, and may not provide meaningful comparisons.

The Enterprise Solutions (ES) business as well as the Nortel Government Solutions (NGS) and DiamondWare businesses are presented as discontinued operations for the fourth quarter and year ended December 31, 2009. Accordingly, comparative periods have been recast to give effect for the change in accounting.

The Code Division Multiple Access (CDMA) business did not qualify for treatment as discontinued operations and as a result is included in continuing operations.

Except in the Segment Revenues section, the discussion below relates to Results from Continuing Operations under U.S. GAAP and excludes the financial results of the Equity Investees. Consistent with the way we manage our business segments, the financial information in the Segment Revenues section includes the results from continuing operations of the Equity Investees within each segment. Therefore, in order to reconcile the financial information for the business segments discussed below to our consolidated financial information, the net financial results of the Equity Investees must be removed.

As part of Nortel’s ongoing cost reduction activities, on March 11, 2010, Nortel Networks Corporation (NNC), Nortel Networks Limited (NNL), Nortel Networks Inc. and Nortel Networks Capital Corporation each filed a Form 15 related to their respective debt securities and all related guarantees, as applicable, reflecting the automatic suspension of reporting requirements under the U.S. Securities Exchange Act of 1934 (Act) as there were less than 300 holders of each series of securities as of January 1, 2010. NNL also intends to terminate the registration of its common stock under the Act shortly and suspend its obligations to file periodic reports with the SEC, including Forms 10-K, 10-Q and 8-K. Following the deregistration of its common shares, NNL will continue to be a “reporting issuer” under Canadian securities laws and, as a result, will remain subject to continuous disclosure requirements, including the filing of annual and quarterly financial statements and managements’ discussion and analysis of financial results under applicable Canadian securities laws. NNC will continue to be a “reporting issuer” under both Canadian and U.S. securities laws and will continue to remain subject to applicable continuous disclosure requirements.

Financial Summary

Nortel’s overall financial performance in the fourth quarter of 2009 was impacted by continued ongoing negative economic conditions and the uncertainty created by the Company’s Creditor Protection Proceedings which resulted in a decrease in customers’ spending levels, as well as the sale of the CDMA/LTE Access and Enterprise, NGS and DiamondWare businesses in December 2009.

—	Revenues in the fourth quarter of $794 million, with declines year over year in all segments and in all regions. These revenues exclude fourth quarter revenues related to Equity Investees of $367 million and $300 million related to discontinued operations. Full year revenues were $4.09 billion, with declines year over year in all segments and in all regions. These revenues exclude full year revenues related to Equity Investees of $1.46 billion and $1.37 billion related to discontinued operations. Total revenues were $2.07 billion in the fourth quarter of 2008 and $7.62 billion for the full year 2008, excluding revenues related to discontinued operations of $650 million in the fourth quarter of 2008 and $2.80 billion for the full year 2008.

—

Gross margin of 38.3 percent in the fourth quarter, a decrease of 2.7 percentage points from the year ago quarter, and full year gross margin of 42.4 percent, an increase of 1.0 percentage point from full year 2008, includes charges related to workforce and other cost reduction activities and pension curtailment losses that historically would have been recorded in special charges. Excluding these charges, gross margin would have been 39.4 percent (a) for the fourth quarter of 2009 and 43.5 percent (a) for the full year 2009.

—

SG&A expense in the fourth quarter of $158 million, a decrease of 32.2 percent from the year ago quarter and SG&A expense for the full year of $698 million, a decrease of 39.4 percent from 2008. Excluding $13 million for the fourth quarter and $67 for the full year related to workforce and other cost reduction activities and pension curtailment losses that historically would have been recorded in special charges, SG&A for the fourth quarter would have decreased by 37.8 percent year over year (a) and for the full year would have decreased 45.2 percent from 2008(a). SG&A expense in the fourth quarter and full year excludes $112 million and $511 million, respectively, related to Equity Investees.

—

R&D expense in the fourth quarter of $149 million, a decrease of 36.9 percent from the year ago quarter and R&D expense for the full year of $757 million, a decrease of 33.7 percent from 2008. Excluding $13 million for the fourth quarter and $41 for the full year related to workforce and other cost reduction activities and pension curtailment losses that historically would have been recorded in special charges, SG&A for the fourth quarter would have decreased by 43.2 percent year over year (a) and for the full year would have decreased 37.2 percent from 2008(a). R&D expense in the fourth quarter and full year excludes $16 million and $118 million, respectively, related to Equity Investees.

—	Cash balance as of December 31, 2009 was $2.0 billion and excluded Equity Investees cash of $815 million and restricted cash of $1,928 related to divestiture proceeds. The consolidated cash balance exceeded the September 30, 2009 consolidated cash balance of $1.81 billion, which excluded Equity Investees cash of $798 million.

Segment Revenues

The financial information for our business segments includes the results of the Equity Investees as if they were consolidated, which is consistent with the way we manage our business segments, but does not include the results of discontinued operations. Commencing with the third quarter of 2009, Nortel began reporting its CVAS business unit as a separate reportable segment. Prior to that time, the results of CVAS were included in the Wireless Networks (WN) reportable segment, which prior to the third quarter of 2009 was called the Carrier Networks (CN) reportable segment.

Segment revenues were $1.1 billion for the fourth quarter of 2009 compared to $2.07 billion for the fourth quarter of 2008, reflecting a reduction of 49.2% percent due to declines across all business segments. The reduction was primarily a result of the continuing economic downturn, the uncertainty created by the Creditor Protection Proceedings, the recognition of previously deferred revenue in the fourth quarter of 2008 not repeated to the same extent in the fourth quarter of 2009 and the divestitures of the CDMA/LTE Access and Enterprise businesses in the fourth quarter of 2009.

Segment Revenues B/(W)

	Q4 2009	YoY	QoQ
Wireless Networks	$375	(67)%	(43)%
Carrier VoIP and Application Solutions	$194	(27)%	(7)%
Metro Ethernet Networks	$327	(29)%	11%
LGN	$154	(24)%	50%
Other	$2	100%	0%

Total Segment Revenues	$1,052	(49)%	(17)%

Discontinued Operations *	$410	(37)%	(14)%

*	Includes revenues related to Equity Investees

WN revenues in the fourth quarter of 2009 were $375 million, a decrease of 67% percent compared with the year ago quarter and a decrease of 43% sequentially with declines in the GSM and UMTS solutions business and the CDMA solutions business. CDMA solutions revenues were impacted by the divestiture of the CDMA business in the fourth quarter of 2009. The wireless segment was also negatively impacted by a reduction in spending by certain customers as a result of their change in technology migration plans.

CVAS revenues in the fourth quarter of 2009 were $194 million, a decrease of 27% percent compared with the year ago quarter and a decrease of 7% sequentially primarily due to lower sales volumes.

Metro Ethernet Networks (MEN) revenues in the fourth quarter of 2009 were $327 million, a decrease of 29% percent compared with the year ago quarter and an increase of 11% sequentially. In addition to the overall factors above, lower revenues from certain customers also impacted the year over year decline.

LG-Nortel Co. Ltd. (LGN) revenues in the fourth quarter of 2009 were $154 million, a decrease of 24% percent compared with the year ago quarter and an increase of 50% sequentially. In addition to the overall factors described above, a majority of the year over year decline was in LGN Carrier, primarily due to higher sales volumes related to our 3G wireless products in the fourth quarter of 2008. The decrease was partially offset by network upgrades related to certain customers in the fourth quarter of 2009, as well as the impact of foreign exchange fluctuations.

Discontinued operations revenues in the fourth quarter of 2009 were $410 million, a decrease of 37% percent compared with the year ago quarter and a decrease of 14% sequentially. These reductions were primarily due to the divesture of the ES, NGS and DiamondWare businesses in the fourth quarter of 2009.

Gross Margin

Gross margin was 38.3 percent of revenues in the fourth quarter of 2009. Excluding charges related to workforce and other cost reduction activities and pension curtailment losses that historically would have been recorded in special charges, gross margin in the fourth quarter of 2009 would have been 39.4 percent (a) of revenues. This compared to gross margin of 41.0 percent for the fourth quarter of 2008 and 45.0 percent for the third quarter of 2009. Compared to the fourth quarter of 2008, in addition to the items already noted, gross margin decreased primarily as a result of the unfavorable impacts of product mix, foreign exchange fluctuations and price erosion.

Operating Expenses

Operating Expenses B/(W)

	Q4 2009	YoY	QoQ
SG&A	$158	32%	(3)%
R&D	$149	37%	35%

Total Operating Expenses	$307	35%	9%

A focus on reducing costs resulted in lower operating expenses compared to the year ago quarter. Operating expenses were $307 million in the fourth quarter of 2009 and $339 million for the third quarter of 2009. This compares to operating expenses of $469 million for the fourth quarter of 2008.

SG&A expenses were $158 million in the fourth quarter of 2009, compared to $233 million for the fourth quarter of 2008 and $155 million for the third quarter of 2009. Excluding charges related to workforce and other cost reduction activities and pension curtailment losses that historically would have been recorded in special charges, SG&A expenses for the fourth quarter of 2009 would have been $145 million (a). SG&A expense in the fourth quarter of 2009 excludes $112 million related to Equity Investees. Compared to the fourth quarter of 2008, in addition to the items already noted, SG&A was favorably impacted primarily by headcount reductions and lower spending levels across all categories including a reduction in sales and marketing investment in maturing technologies.

R&D expenses were $149 million in the fourth quarter of 2009, compared to $236 million for the fourth quarter of 2008 and $184 million for the third quarter of 2009. Excluding charges related to workforce and other cost reduction activities and pension curtailment losses that historically would have been recorded in special charges, R&D expenses for the fourth quarter of 2009 would have been $136 million (a). R&D expense in the fourth quarter of 2009 excludes $16 million related to Equity Investees. Compared to the fourth quarter of 2008, in addition to the items already noted, R&D was favorably impacted primarily by headcount reductions and the cancellation of certain R&D programs.

Net Earnings (Loss)

The Company reported net earnings in the fourth quarter of 2009 of $1.78 billion compared to a net loss of $2.14 billion in the fourth quarter of 2008 and a net loss of $508 million in the third quarter of 2009.

The net earnings in the fourth quarter of 2009 of $1.78 billion included a gain from discontinued operations of $689 million primarily related to the divestiture of the ES business to Avaya of $756 million, reorganization items of $1,263 million primarily related to the gain on the divestiture of the CDMA/LTE Access assets to Ericsson of $1,202, interest expense of $74 million, other charges of $59 million comprised in part by pension curtailment expense, $75 million in income tax expense and an expense of $1 million for earnings attributable to non-controlling interests (formerly minority interests), partially offset by other income – net of $35 million, comprised in part of a currency exchange gain of $18 million.

The net loss in the fourth quarter of 2008 of $2.14 billion included $959 million in income tax expense primarily attributable to the increase in valuation allowance against net deferred tax assets, a goodwill impairment charge of $910, loss from discontinued operations of $430, interest expense of $85 million, special charges of $85 million for headcount and other cost reduction activities, earnings of $2 million for earnings attributable to non-controlling interests (formerly minority interests) and other expense – net of $43 million, comprised primarily of a loss of $46 million due to changes in foreign exchange rates.

Cash

Consolidated cash balance as of December 31, 2009 was $2.0 billion and excluded Equity Investees cash of $815 million. The consolidated cash balance exceeded the September 30, 2009 consolidated cash balance of $1.8 billion, which excluded Equity Investees cash of $798 million. The increase in the consolidated cash balance was primarily due to: cash from operating activities of $114 million; cash provided by investing activities of $75 million mainly due to proceeds from sales of business offset by changes in restricted cash including restricted cash of $1,928 related to divestiture proceeds; partially offset by cash used in financing activities of $46 million primarily related to a capital repayment and net unfavorable foreign exchange impacts of $1 million.

Full Year 2009 Results

For 2009, revenues were $4.09 billion compared to $7.62 billion for 2008. Nortel reported net earnings for 2009 of $488 million, compared to net loss of $5.80 billion for the year 2008.

Net loss for 2009 included the amortization of intangibles of $13 million, reorganization items of $979 million primarily related to the gain on the divestiture to Ericsson, income tax expense of $75 million, a currency exchange gain of $38 million, and net earnings from discontinued operations of $201 primarily related to the gain on the divestiture to Avaya of $756 million.

Net loss for 2008 included the amortization of intangibles of $21 million, special charges of $251 million, a gain on sale of business and assets of $11 million, a litigation settlement expense of $11 million, a currency exchange loss of $38 million, M&A related costs of $9 million, an investment impairment of $8 million, income tax expense of $3,193 million, a goodwill write-down of $1,571 million and a net loss from discontinued operations of $1,175.

As previously announced, Nortel does not expect that the Company’s common shareholders or the NNL preferred shareholders will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

* * * * * *

(a) Each of Gross Margin, SG&A Expense and R&D Expense, excluding the impact of charges in relation to headcount and other cost reduction activities and pension curtailment losses that historically would have been recorded in special charges, are non-GAAP measures. Nortel’s management believes that these measures are meaningful measurements of operating performance and provide greater transparency to investors with respect to Nortel’s performance and supplemental information used by management in its financial and operational decision making. These non-GAAP measures may also facilitate comparisons to Nortel’s historical performance and competitors’ operating results. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information contained in Nortel’s financial statements prepared in accordance with GAAP. These measures may not be synonymous to similar measurement terms used by other companies.

About Nortel

For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.

Certain statements in this press release may contain words such as “could”, “expects”, “may”, “should”, “will”, “anticipates”, “believes”, “intends”, “estimates”, “targets”, “plans”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. Nortel’s assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from the expectations set out herein.

Actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following: (i) risks and uncertainties relating to the Creditor Protection Proceedings including: (a) risks associated with Nortel’s ability to: stabilize the business and maximize the value of Nortel’s businesses; obtain required approvals and successfully consummate pending and future divestitures; ability to satisfy transition services agreement obligations in connection with divestiture of operations; successfully conclude ongoing discussions for the sale of Nortel’s other assets or businesses; develop, obtain required approvals for, and implement a court approved plan; resolve ongoing issues with creditors and other third parties whose interests may differ from Nortel’s; generate cash from operations and maintain adequate cash on hand in each of its jurisdictions to fund operations within the jurisdiction during the Creditor Protection Proceedings; access the EDC Facility given the current discretionary nature of the facility, or arrange for alternative funding; if necessary, arrange for sufficient debtor-in-possession or other financing; continue to have cash management arrangements and obtain any further required approvals from the Canadian Monitor, the U.K. Administrators, the French Administrator, the Israeli Administrators, the U.S. Creditors’ Committee, or other third parties; raise capital to satisfy claims, including Nortel’s ability to sell assets to satisfy claims against Nortel; maintain R&D investments; realize full or fair value for any assets or business that are divested; utilize net operating loss carryforwards and certain other tax attributes in the future; avoid the substantive consolidation of NNI’s assets and liabilities with those of one or more other U.S. Debtors; attract and retain customers or avoid reduction in, or delay or suspension of, customer orders as a result of the uncertainty caused by the Creditor Protection Proceedings; maintain market share, as competitors move to capitalize on customer concerns; operate Nortel’s business effectively under the new organizational structure, and in consultation with the Canadian Monitor, the U.S. Creditors’ Committee and the U.S. Principal Officer and work effectively with the U.K. Administrators, French Administrator and Israeli Administrators in their respective administration of the EMEA businesses subject to the Creditor Protection Proceedings; continue as a going concern; actively and adequately communicate on and respond to events, media and rumors associated with the Creditor Protection Proceedings that could adversely affect Nortel’s relationships with customers, suppliers, partners and employees; retain and incentivize key employees; retain, or if necessary, replace major suppliers on acceptable terms and avoid disruptions in Nortel’s supply chain; maintain current relationships with reseller partners, joint venture partners and strategic alliance partners; obtain court orders or approvals with respect to motions filed from time to time; resolve claims made against Nortel in connection with the Creditor Protection Proceedings for amounts not exceeding Nortel’s recorded liabilities subject to compromise; prevent third parties from obtaining court orders or approvals that are contrary to Nortel’s interests; reject, repudiate or terminate contracts; and (b) risks and uncertainties associated with: limitations on actions against any Debtor during the Creditor Protection Proceedings; the values, if any, that will be prescribed pursuant to any court approved plan to outstanding Nortel securities and, in particular, that Nortel does not expect that any value will be prescribed to the NNC common shares or the NNL preferred shares in any such plan; the delisting of NNC common shares from the NYSE; and the delisting of NNC common shares and NNL preferred shares from the TSX; and (ii) risks and uncertainties relating to Nortel’s business including: the sustained economic downturn and volatile market conditions and resulting negative impact on Nortel’s business, results of operations and financial position and its ability to accurately forecast its results and cash position; cautious capital spending by customers as a result of factors including current economic uncertainties; fluctuations in foreign currency exchange rates; any requirement to make larger contributions to defined benefit plans in the future; a high level of debt, arduous or restrictive terms and conditions related to accessing certain sources of funding; the sufficiency of workforce and cost reduction initiatives; any negative developments associated with Nortel’s suppliers and contract manufacturers including Nortel’s reliance on certain suppliers for key optical networking solutions components and on one supplier for most of its manufacturing and design functions; potential penalties, damages or cancelled customer contracts from failure to meet contractual obligations including delivery and installation deadlines and any defects or errors in Nortel’s current or planned products; significant competition, competitive pricing practices, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material, adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong; potential higher operational and financial risks associated with Nortel’s international operations; a failure to protect Nortel’s intellectual property rights; any adverse legal judgments, fines, penalties or settlements related to any significant pending or future litigation actions; failure to maintain integrity of Nortel’s information systems; changes in regulation of the Internet or other regulatory changes; and Nortel’s potential inability to maintain an effective risk management strategy.

For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.

Note that Nortel will not be hosting a teleconference/audio webcast to discuss fourth quarter 2009 results.

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Consolidated Statements of Operations (unaudited)

(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	Three months ended			Twelve months ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Revenues:
Products	$698	$962	$1,932	$3,758	$7,045
Services	96	83	139	330	578

	794	1,045	2,071	4,088	7,623

Cost of revenues
Products	468	548	1,167	2,253	4,234
Services	22	27	55	103	230

	490	575	1,222	2,356	4,464

Gross profit	304	470	849	1,732	3,159
	38.3%	45.0%	41.0%	42.4%	41.4%
Selling, general and administrative expense	158	155	233	698	1,152
Research and development expense	149	184	236	757	1,141

Management operating margin	(3)	131	380	277	866
	-0.4%	12.5%	18.3%	6.8%	11.4%
Amortization of intangible assets	4	3	5	13	21
Special charges	—	—	85	—	251
Gain on sale of businesses and assets	1	15	(1)	—	(11)
Goodwill impairment	—	—	910	—	1,571
Other operating expense (income)—net	59	46	16	105	49

Total operating expenses	371	403	1,484	1,573	4,174

Operating earnings (loss)	(67)	67	(635)	159	(1,015)
Other income (expense)—net	35	60	(43)	48	(54)
Interest and dividend income	—	—	15	—	110
Interest expense
Long-term debt	(74)	(75)	(83)	(298)	(308)
Other	—	—	(2)	(1)	(14)

Earnings (loss) from operations before reorganization items, income taxes, equity in net earnings of associated companies and Equity Investees	(106)	52	(748)	(92)	(1,281)
Reorganization items—net	1,263	(223)	—	979	—

Earnings (loss) from operations before incomes taxes and equity in net earnings of associated companies and Equity Investees	1,157	(171)	(748)	887	(1,281)
Income tax expense	(75)	(10)	(959)	(122)	(3,193)

Earnings (loss) from continuing operations before equity in net earnings of associated companies and Equity Investees	1,082	(181)	(1,707)	765	(4,474)
Equity in net earnings (loss) of associated companies—net of tax	1	(1)	—	—	2
Equity in net earnings (loss) of Equity Investee (a)	3	(159)	—	(445)	—

Net earnings (loss) from continuing operations	1,086	(341)	(1,707)	320	(4,472)
Net earnings (loss) from discontinued operations—net of tax (b)	689	(164)	(430)	201	(1,175)

Net earnings (loss)	1,775	(505)	(2,137)	521	(5,647)
Income attributable to noncontrolling interests	2	(3)	2	(33)	(152)

Net earnings (loss) attributable to Nortel Networks Corporation	$1,777	$(508)	$(2,135)	$488	$(5,799)

Average shares outstanding (millions)—Basic	499	499	498	499	498
Average shares outstanding (millions)—Diluted	535	499	498	535	498
Basic earnings (loss) per common share—continuing operations	$2.18	($0.69)	($3.42)	$0.58	($9.28)
Basic earnings (loss) per common share—discontinued operations	$1.38	($0.33)	($0.86)	$0.40	($2.36)

Total basic earnings (loss) per common share	$3.56	($1.02)	($4.29)	$0.98	($11.64)

Diluted earnings (loss) per common share—continuing operations	$2.05	($0.69)	($3.42)	$0.58	($9.28)
Diluted earnings (loss) per common share—discontinued operations	$1.29	($0.33)	($0.86)	$0.38	($2.36)

Total diluted earnings (loss) per common share	$3.34	($1.02)	($4.29)	$0.96	($11.64)

(a)	Nortel has determined that, as of the Petition Date, the presentation of the Equity Investees under the equity method of accounting was more appropriate based on the conclusion that Nortel exercises significant influence over those entities. The equity method of accounting will result in the financial position and results of operations of the Equity Investees being presented net on a single line on the balance sheet and statement of operations, respectively, versus being combined gross into each individual line item.
The comparative periods have not been recast for this change in accounting. As a result, meaningful analysis to the comparative periods may be difficult.
(b)	The ES business as well as the shares of NGS and DiamondWare are presented as discontinued operations beginning with the quarter ended September 30, 2009.
Accordingly, comparative periods have been recast to give effect for the changes in presentation.

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Consolidated Balance Sheets (unaudited)

(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	December 31, 2009	December 31, 2008	December 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$1,998	$2,397	$3,532
Short-term investments	18	65	—
Restricted cash and cash equivalents	92	36	76
Accounts receivable—net	625	2,154	2,583
Inventories—net	183	1,477	2,002
Deferred income taxes—net	24	44	487
Other current assets	348	455	467
Assets held for sale	272	—	—
Assets of discontinued operations	148	—	—

Total current assets	3,708	6,628	9,147

Restricted cash	1,928	—	—
Investments	117	127	194
Plant and equipment—net	688	1,272	1,532
Goodwill	9	180	2,559
Intangible assets—net	51	143	213
Deferred income taxes—net	10	12	2,868
Other assets	177	475	555

Total assets	$6,688	$8,837	$17,068

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Trade and other accounts payable	$294	$1,001	$1,187
Payroll and benefit-related liabilities	128	453	690
Contractual liabilities	93	213	272
Restructuring liabilities	4	146	100
Other accrued liabilities	660	2,674	3,825
Long-term debt due within one year	—	19	698
Liabilities held for sale	205	—	—
Liabilities of discontinued operations	182	—	—

Total current liabilities	1,566	4,506	6,772

Long-term liabilities
Long-term debt	41	4,501	3,816
Net liability in Equity Investee	534	—	—
Deferred income taxes—net	7	11	17
Other liabilities	226	2,948	2,875

Total long-term liabilities	808	7,460	6,708

Liabilities subject to compromise	7,358	—	—

Total liabilities	9,732	11,966	13,480

SHAREHOLDERS’ DEFICIT
Common shares, without par value—Authorized shares: unlimited;	35,604	35,593	34,028
Issued and outstanding shares: 497,941,038 as of March 31, 2009
498,020,417 as of March 31, 2009 and 497,893,086 as of December 31, 2008
Additional paid-in capital	3,623	3,547	5,025
Accumulated deficit	(41,876)	(42,362)	(36,532)
Accumulated other comprehensive income	(1,124)	(729)	237

Total Nortel Networks Corporation shareholders’ deficit	(3,773)	(3,951)	2,758

Noncontrolling interest	729	822	830

Total shareholders’ deficit	(3,044)	(3,129)	3,588

Total liabilities and shareholders’ deficit	$6,688	$8,837	$17,068

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Consolidated Statements of Cash Flows

(U.S. GAAP; Millions of U.S. dollars)

	Three months ended			Twelve months ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Cash flows from (used in) operating activities
Net loss	$1,777	$(508)	$(2,135)	$488	$(5,799)
Net loss from discontinued operations	$(689)	$164	$430	$(201)	$1,175
Adjustments to reconcile net earnings (loss) to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	34	45	60	191	280
Goodwill impairment	—	—	910	—	1,571
Non-cash portion of cost reduction activities	—	10	5	18	18
Equity in net earnings of associated companies—net of tax	(1)	—	(1)	—	(3)
Equity in net earnings of Equity Investee	(3)	159	—	445	—
Share-based compensation expense	(30)	—	(15)	56	49
Deferred income taxes	(6)	1	940	16	3,053
Pension and other accruals	107	132	44	264	129
Loss (gain) on sales or write downs of investments, businesses and assets—net	—	13	(11)	1	(1)
Non-controlling interests	(2)	3	(2)	33	152
Reorganization items	(1,323)	203	—	(1,058)	—
Other—net	876	(249)	(56)	347	(480)
Change in operating assets and liabilities, excluding Global Class Action Settlement—net	297	143	(280)	676	(740)

Net cash from (used in) operating activities of continuing operations	1,037	116	(111)	1,276	(596)
Net cash from (used in) operating activities of discontinued operations	(923)	8	22	(941)	29

Net cash from (used in) operating activities	114	124	(89)	335	(567)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(8)	(9)	(22)	(40)	(126)
Proceeds on disposals of plant and equipment	9	—	—	96	—
Change in restricted cash and cash equivalents	(1,901)	(39)	16	(1,983)	39
Decrease (increase) in short-term and long-term investments	6	—	286	46	(76)
Acquisitions of investments and businesses—net of cash acquired	(1)	(1)	(2)	(2)	(75)
Proceeds from sales of investments and businesses and assets—net	1,085	—	15	1,091	(11)

Net cash from (used in) investing activities of continuing operations	(810)	(49)	293	(792)	(249)
Net cash from (used in) investing activities of discontinued operations	885	(1)	(9)	898	(61)

Net cash from (used in) investing activities	75	(50)	284	106	(310)

Cash flows from (used in) financing activities
Dividends paid by subsidiaries to non-controlling interests	—	—	(5)	(6)	(35)
Capital repayment to minority owners	(42)	—	(36)	(71)	(36)
Increase in notes payable	15	13	61	51	177
Decrease in notes payable	(17)	(13)	(31)	(93)	(138)
Proceeds from issuance of long-term debt	—	—	—	—	668
Repayment of long-term debt	—	—	—	—	(675)
Debt issuance Cost	—	—	—	—	(13)
Decrease in capital leases payable	(2)	(2)	(5)	(9)	(21)
Other financing activities	—	—	—	—	—

Net cash from (used in) financing activities of continuing operations	(46)	(2)	(16)	(128)	(73)
Net cash from (used in) financing activities of discontinued operations	—	—	—	(1)	(1)

Net cash from (used in) financing activities	(46)	(2)	(16)	(129)	(74)

Effect of foreign exchange rate changes on cash and cash equivalents	(1)	41	(86)	50	(184)

Net cash from (used in) continuing operations	180	106	80	406	(1,102)
Net cash from (used in) discontinued operations	(38)	7	13	(44)	(33)

Net increase (decrease) in cash and cash equivalents	142	113	93	362	(1,135)
Cash and cash equivalents at beginning of period, net	1,856	1,743	2,304	2,397	3,532
Less: Cash and cash equivalents of Equity Investees	—	—	—	(761)	—

Cash and cash equivalents at beginning of period	1,856	1,743	2,304	1,636	3,532

Cash and cash equivalents at end of period	1,998	1,856	2,397	1,998	2,397
Less: Cash and cash equivalents at end of period of discontinued operations	—	(38)	(44)	—	(44)

Cash and cash equivalents at end of period	$1,998	$1,818	$2,353	$1,998	$2,353

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Consolidated Financial Information (unaudited)

(U.S. GAAP; Millions of U.S. dollars)

Segmented revenues

The following table summarizes our revenue and management operating margin by segment. The financial information for our business segments includes the results of the Equity Investees as if they were consolidated, which is consistent with the way we manage our business segments.

	Three months ended			Twelve months ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Segment Revenues
Wireless Networks	$375	$663	$1,143	$2,363	$3,757
Carrier VoIP and Application Systems	194	208	267	734	872
Metro Ethernet Networks	327	295	458	1,315	1,713
LG-Nortel	154	103	202	644	1,274

Total reportable segments	1,050	1,269	2,070	5,056	7,616
Other	2	2	1	9	7

Total segment revenues	1,052	1,271	2,071	5,065	7,623
Less: Equity Investees revenues	$(258)	$(226)	$—	$(977)	$—

Total consolidated revenues	$794	$1,045	$2,071	$4,088	$7,623

Management Operating Margin
Wireless Networks	93	195	352	568	766
Carrier VoIP and Application Systems	23	20	16	18	(38)
Metro Ethernet Networks	35	12	9	116	72
LG-Nortel	(11)	4	20	59	341

Total reportable segments	140	231	397	761	1,141
Other	(169)	(214)	(17)	(797)	(275)

Total Management Operating Margin	(29)	17	380	(36)	866
	-2.76%	1.34%	18.35%
Impact of deconsolidation of Equity Investees	(26)	(114)	—	(313)	—
Amortization of intangible assets	4	3	5	13	21
Goodwill impairment	—	—	910	—	1,571
Special charges	—	—	85	—	251
Loss (gain) on sales of businesses and assets	1	15	(1)	—	(11)
Other operating expense (income) – net	59	46	16	105	49

Total operating earnings (loss)	(67)	67	(635)	159	(1,015)
Other income (expense) – net	35	60	(43)	48	(54)
Interest and dividend income	—	—	15	—	110
Interest expense	(74)	(75)	(85)	(299)	(322)
Reorganization items – net	1,263	(223)	—	979	—
Income tax expense	(75)	(10)	(959)	(122)	(3,193)
Equity in net earnings of associated companies – net of tax	1	(1)	—	—	2
Equity in net loss of Equity Investees	3	(159)	—	(445)	—

Net earnings (loss) attributable to Nortel Networks Corporation from continuing operations	$1,086	$(341)	$(1,707)	$320	$(4,472)

Geographic revenues

The following table summarizes our geographic revenues based on the location of the customer for:

	Three months ended			Twelve months ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Revenues
United States	$403	$736	$1,056	$2,389	$3,062
EMEA (a)	16	10	425	46	1,615
Canada	97	82	137	335	499
Asia	222	162	354	1,062	1,993
CALA (b)	56	55	99	256	454

Total revenues	$794	$1,045	$2,071	$4,088	$7,623

(a)	Europe, Middle East and Africa

(b)	Caribbean and Latin America

Network Solutions revenues

The following table summarizes our revenue by segment. The financial information for our business segments includes the results of the Equity Investees as if they were consolidated, which is consistent with the way we manage our business segments.

	Three months ended			Twelve months ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Revenues
Wireless Networks
CDMA solutions	$174	$452	$831	$1,574	$2,364
GSM and UMTS solutions	201	211	312	789	1,393

	375	663	1,143	2,363	3,757
Carrier VoIP and Application Systems
Circuit and packet voice solutions	194	208	267	734	872

	194	208	267	734	872
Metro Ethernet Networks
Optical networking solutions	244	241	357	1,025	1,312
Data networking and security solutions	83	54	101	290	401

	327	295	458	1,315	1,713
LG-Nortel
LGN Carrier	96	55	153	458	1,015
LGN Enterprise	58	48	49	186	259

	154	103	202	644	1,274
Other	2	2	1	9	7

Total revenues	$1,052	$1,271	$2,071	$5,065	$7,623